EXHIBIT 99.1

KIT digital Implements Management and Board Changes, Aligns Company for Strategic Opportunities and Operational Success

Chairman Kaleil Isaza Tuzman and Board Appoint Interim CEO

PRAGUE, CZECH REPUBLIC and NEW YORK, NY, Mar 23, 2012 (MARKETWIRE via COMTEX) --KIT digital, Inc. (NASDAQ: KITD), a leading video technology and services company, today announced that its chief executive officer, Kaleil Isaza Tuzman, will assume the role of chairman and Barak Bar-Cohen, currently the company's chief administrative officer, will assume the role of interim CEO while the company conducts a search -- internally and externally -- for a permanent CEO. These changes will be effective on March 31, 2012.

"The shift to full-time chairman is a step I have been contemplating for some time," said Isaza Tuzman. "The strategic transaction process, which is underway at the direction of the board's Special Transaction Committee, is at a pace that requires my dedicated focus and energy, separate to the day-to-day running of the company and investor relations responsibilities. By moving forward today with Barak as our interim CEO, we have built in some structural flexibility over the coming months as we assess strategic options. I have worked closely with Barak since he joined the company in 2008 and have great respect for him. Given his industry background and both the chief commercial officer and chief administrative officer roles he has held within our Company over time, he was an obvious choice for this appointment."

Lead independent director Wayne Walker said, "These changes represent a flexible and prudent approach to our future. We are grateful to Kaleil, who for many years has demonstrated a clear and prescient vision of where the video technology industry is heading. Kaleil has been a bold leader with a bold plan, and his direction has led to the commercial success that KIT digital enjoys today. We look forward to his continued contributions as chairman of the board."

Walker continued, "Barak has been a central player within the KIT organization for almost four years. He has led video technology companies in the past and is held in high regard among employees, customers and industry peers. He will provide a sure and steady hand in helping to guide the company through its next phase of development, and be instrumental in the selection of other members of our future leadership team."

The company has had a longstanding plan to change its board composition, in part as a response to periodic shareholder requests. As such, the company is reducing the number of inside directors and paving the way for new outside members of the board. The company has accepted the resignations from the board of management members Gavin Campion, Robin Smyth, Chris Williams, and independent director Santo Politi.

The board is now composed of non-executive chairman Isaza Tuzman and four continuing independent directors: Wayne Walker (lead independent director), Dan Hart, Lars Kroijer, and Joseph Mullin. The company intends to expand the board over the coming months with additional independent directors, and also anticipates that the future, permanent CEO will serve as a director as well. Messrs. Campion, Smyth, and Williams will continue in management roles at KIT.

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Walker continued, "While these changes have been challenging to navigate and accomplish, they set the right structure for the future of our business. By adding further independent industry talent to the board, we will ensure that the board is best prepared to make key decisions in coming quarters that serve the common interests of shareholders, employees and customers."

Interim CEO designate Barak Bar-Cohen commented: "Over the last several years, KIT digital has succeeded in part due to our ability to take important and often tough steps that are firmly in the long-term interests of the company and its shareholders. Kaleil's focus on the Special Transaction Committee process is an example of one of these steps, and at the same time, I look forward to guiding our company through its next phase of development."

The company reiterates financial guidance provided in its Q4 and FY 2011 earnings release on March 15, 2012.

While there can be no assurances of completion, the company reiterates that it believes it is close to executing an agreement to acquire a relatively small entity in the Asia-Pacific region which provides a strong regional client roster and cost-effective client delivery resources which can be deployed globally. The company expects this transaction to be accretive.

The company expects to file its 10K next week, including appropriate explanatory language related to items discussed in this press release.

About KIT digital, Inc.

KIT digital (NASDAQ: KITD) is a premium provider of end-to-end video management software and related services. The KIT Video Platform, the company's cloud-based video asset management system, enables enterprise, media & entertainment and network operator clients to produce, manage and deliver multiscreen socially-enabled video experiences to audiences wherever they are. KIT digital services nearly 2,500 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, AT&T, BBC, Bristol-Myers Squibb, BSkyB, Disney-ABC, FedEx, Google, HP, Mediaset, MTV, News Corp, Telecom Argentina, Telefonica O2, Universal Studios, Verizon, Vodafone and Volkswagen. KIT digital maintains executive offices in New York and its operational headquarters in Prague, Czech Republic, with offices in 21 countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

KIT digital Contacts:

Daniel Goodfellow

SVP, Corporate Communications

Tel. +1-917-513-6081

Murray Arenson

VP, Investor Relations & Corporate Development

Tel. +1-646-553-4900

KIT digital Investor Relations Contact:

Matt Glover or Geoffrey Plank

Liolios Group, Inc.

Tel. +1-949-574-3860

SOURCE: KIT digital, Inc.

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